Exhibit 10.13

02 April 2024

Erik Strandberg
1007 Mandalay Ave
Clearwater, Florida 33767	Via email: erikstrandberg100@gmail.com

Re:	Offer of Employment by EBR Systems, Inc.

Dear Erik:

It is my pleasure to offer you a position with EBR Systems, Inc. (“EBR” or the “Company”) as the Chief Commercial Officer. This position reports to the company’s President and CEO.

Your starting compensation will be $14,166.67 payable semi-monthly (which is the annual equivalent of $340,000.08), paid in accordance with the Company’s standard payroll schedule. This role is considered to be an exempt position for purposes of state and federal wage and hour law. Your salary, as well as any other cash amounts payable under this Agreement, will be subject to applicable tax withholdings. Your salary may be adjusted from time to time by our Board of Directors (the “Board”) or the Compensation Committee of our Board of Directors (the “Compensation Committee”) at their sole discretion.

As a regular employee of EBR, you will be eligible to participate in several Company-sponsored benefits to the extent that you comply with the eligibility requirements of each such benefit plan. You will receive a summary of such employee benefits. The Company, in its sole discretion, may amend, suspend, or terminate its employee benefits at any time, with or without notice. In addition, you will be entitled to paid time off in accordance with the Company’s PTO policy.

As an added incentive, if you decide to join the Company, it will be recommended at a meeting of the Company’s Board of Directors following your start date that the Company grant you an option to purchase 1,549,000 shares of EBR’s Common Stock at a price per share as defined below. These shares will vest at the rate of 1/4 at the end of 12 months and the balance (3/4) will vest at the rate of 1/48 of the total per contiguous month worked until fully vested (4-year vesting). No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment.

The exercise price of the shares subject to the Option shall be the closing sales price per CHESS Depository Interest (“CDI”) on the Australian Securities Exchange (“ASX”) for the last preceding date on which there was a sale of such CDIs on the ASX. Your Stock Option Grant documentation will be provided to you following the end of the month in which you start. The exercise price and total cost will be outlined in the document.

With your specific position, your total compensation package includes a 40% variable, dictated by these terms:

(a)	Eight (8) month guarantee: For the first eight months of your employment (May 1 – Dec. 31, 2024), the variable compensation portion will be guaranteed during this period, while you focus on acclimating with EBR Systems.
(b)	MBO Based, starting January 2025: The variable compensation component will be based on achieving objectives outlined in your Management by Objectives (MBO) framework. These objectives will be agreed upon by both you and your supervisor and will be directly linked to the overall success of the company.

As an employee at EBR, you will be an employee at will, which means that either you or EBR may terminate your employment at any time and for any reason or for no reason. Any contrary representations that may have been made to you are superseded by this offer letter.

EBR Systems, Inc.

480 Oakmead Parkway• Sunnyvale, CA 94085• Tel: 408.720.1906

The Company reserves the right to conduct background investigations and/or reference checks on all its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.

This offer is contingent upon acceptance of the terms and conditions outlined in this offer letter as well as in your Confidential Information, Invention Assignment (the “Confidentiality Agreement”), which you are required to sign and comply with as a condition of your employment with the Company. This offer letter, along with the Confidentiality Agreement, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This offer letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the President and CEO of the Company and you. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. You may engage in civic and not-for-profit activities as long as such activities do not interfere with the performance of your duties hereunder.

I also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting, or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

By signing this letter, you acknowledge that while you work for EBR Systems, you will take proper care of your company-issued equipment. Upon departure from the Company, you will return all Company property in an acceptable working order, and you understand you may be held financially responsible for lost or damaged property.

As required by law, your employment with EBR is contingent upon your providing legal proof of your identity and authorization to work in the United States within three days of beginning employment. Your employment is also contingent upon you starting work in this new position as of Wednesday, May 1st, 2024. This offer of employment will expire at the end of the day on Wednesday, April 10th, 2024.

If you decide to accept our offer, and I hope you will, please sign this letter in the space indicated. Your signature will acknowledge that you have read, understood, and agreed to the terms and conditions of this offer letter and the attached documents. Should you have anything else that you wish to discuss, please do not hesitate to call me. I look forward to having you join EBR. We have an exciting future, and I know your contributions will help us achieve our goals.

Sincerely,

/s/ John McCutcheon
John McCutcheon
President and CEO
EBR Systems, Inc.

EBR Systems, Inc.

480 Oakmead Parkway• Sunnyvale, CA 94085• Tel: 408.720.1906

I have read and understood this offer letter and hereby acknowledge, accept, and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

/s/ Erik Strandberg	April 4, 2024
Erik Strandberg	Date

Enclosures
Attachment A:	Employee Total Compensation Summary
Attachment B:	Confidential Information and Invention Assignment Agreement
Attachment C:	EBR Systems Summary of Benefits

EBR Systems, Inc.

480 Oakmead Parkway• Sunnyvale, CA 94085• Tel: 408.720.1906

Attachment A

Employee Total Compensation Summary

Compensation Summary for Erik Strandberg

Annual Salary	$340,000.08 ($14,166.67 payable semi-monthly, less any voluntary and statutory deductions)

Bonus	40% variable with an 8-month guarantee (May 1 – December 31, 2024).
MBO Based starting January 2025.

Medical and Dental Benefits	Company pays 100% of employee’s medical and dental insurance premiums. Company pays 50-75% of employee’s dependents medical and dental insurance premiums.

Paid Time Off (PTO)	The Company’s PTO policy is based on your length of service. This is described in Attachment C.

Holidays	12 days per the Company’s 2024 Holiday Schedule

Additional information regarding Holiday, PTO, and Medical/Dental Benefits can be found in attachment C, “EBR Systems Summary of Benefits”.

EBR Systems, Inc.

480 Oakmead Parkway• Sunnyvale, CA 94085• Tel: 408.720.1906